Exhibit 21	Subsidiaries of the Registrant

Name	State of Organization

Bobby's Novelty, Inc.	Texas
Broadstreets Cabaret, Inc.	Texas
Citation Land LLC	Texas
Joint Ventures, Inc.	Texas
New Spiros, LLC	Texas
Peregrine Enterprises, Inc	New York
Playmates, LLC	Texas
RCI Billing, Inc.	Texas
RCI Dating Services, Inc.	Texas
RCI Debit Services, Inc.	Texas
RCI Entertainment (Austin), Inc.	Texas
RCI Entertainment (Ft. Worth), Inc.	Texas
RCI Entertainment (Minnesota), Inc.	Minnesota
RCI Entertainment (New York), Inc.	New York
RCI Entertainment (North Carolina), Inc.	North Carolina
RCI Entertainment (San Antonio), Inc.	Texas
RCI Entertainment Texas, Inc.	Texas
RCI Holdings, Inc.	Texas
RCI Internet Holding, Inc.	Texas
RCI Internet Services, Inc.	Texas
Spiros Partners Ltd.	Texas
SRD Vending Company	Texas
Tantra Dance, Inc.	Texas
Tantra Parking, Inc.	Texas
Texas S&I, Inc.	Texas
Top Shelf LLC	North Carolina
Trumps Inc.	Texas
W.K.C., Inc.	Texas
XTC Cabaret, Inc.	Texas